Exhibit 23(c)

Consent of Independent Registered Public Accounting Firm

The Board of Directors

Wells Fargo & Company:

We consent to the incorporation by reference in the Registration Statement (No. 333-135006) on Form S-3 (the “Registration Statement”) of Wells Fargo & Company (the “Company”), Wells Fargo Capital X, Wells Fargo Capital XI, Wells Fargo Capital XII, and Wells Fargo Capital XIII of our reports dated February 21, 2006, with respect to: (a) the consolidated balance sheet of Wells Fargo & Company and Subsidiaries as of December 31, 2005 and 2004, and the related consolidated statements of income, changes in stockholders’ equity and comprehensive income, and cash flows for each of the years in the three-year period ended December 31, 2005, and (b) management’s assessment of the effectiveness of internal control over financial reporting as of December 31, 2005 and the effectiveness of internal control over financial reporting as of December 31, 2005; which reports are incorporated by reference in the Company’s 2005 Annual Report on Form 10-K, and to the reference to our firm under the heading “Experts” in the prospectuses included in the Registration Statement.

/s/ KPMG LLP

San Francisco, California

June 19, 2006